UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                           Sun-Times Media Group, Inc.
     ---------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, $0.01 par value per share
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                    86688Q100
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                             Shulamit Leviant, Esq.
                          c/o Davidson Kempner Partners
                         65 East 55th Street, 19th Floor
                               New York, NY 10022
                                 (212) 446-4053
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:
                              David K. Boston, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                               New York, NY 10019
                                 (212) 728-8000

                                September 3, 2008
     ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [X]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 2 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER PARTNERS
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    581,752
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                581,752
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            581,752
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 3 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    1,259,909
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,259,909
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,259,909
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 4 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            M.H. DAVIDSON & CO.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    104,012
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                104,012
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            104,012
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 5 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER INTERNATIONAL, LTD.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    2,240,925
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                2,240,925
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,240,925
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 6 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    94,990
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                94,990
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            94,990
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 7 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    250,738
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                250,738
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            250,738
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.3%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 8 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER EVENT DRIVEN EQUITIES FUND LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    230,629
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                230,629
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            230,629
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.3%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 9 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER EVENT DRIVEN EQUITIES INTERNATIONAL LTD.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            WC
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    95,118
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                95,118
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            95,118
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 10 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            MHD MANAGEMENT CO.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    581,752
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                581,752
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            581,752
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 11 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER ADVISERS INC.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    1,259,909
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,259,909
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,259,909
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IA
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 12 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    2,240,925
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                2,240,925
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,240,925
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 13 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DK GROUP LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    325,619
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                325,619
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            325,619
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 14 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DK MANAGEMENT PARTNERS LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    345,856
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                345,856
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            345,856
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 15 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            DK STILLWATER GP LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    345,856
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                345,856
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            345,856
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 16 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            THOMAS L. KEMPNER, JR.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 17 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            MARVIN H. DAVIDSON
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 18 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            STEPHEN M. DOWICZ
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 19 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            SCOTT E. DAVIDSON
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 20 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            MICHAEL J. LEFFELL
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 21 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            TIMOTHY I. LEVART
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States and the United Kingdom
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 22 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            ROBERT J. BRIVIO, JR.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 23 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            ERIC P. EPSTEIN
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 24 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            ANTHONY A. YOSELOFF
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 25 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            AVRAM Z. FRIEDMAN
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------                              -------------------
CUSIP No. 86688Q100                                          Page 26 of 37 Pages
-------------------------------                              -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            CONOR BASTABLE
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,858,073
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     -0-
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,858,073
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,858,073
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                                             Page 27 of 37 Pages

     This statement on Schedule 13D (this "Schedule 13D") relates to the shares of Class A Common Stock, par value $0.01 per share (the "Shares"), of Sun-Times Media Group, Inc., a Delaware corporation (the "Issuer"). This Schedule 13D supersedes the information provided by the Reporting Persons (as defined below) in the statement on Schedule 13G previously filed by the Reporting Persons with respect to the Shares on January 28, 2008.

Item 1.        Security and Issuer.

     This statement on Schedule 13D relates to the Shares and is being filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended. The principal executive office of the Issuer is located at 350 North Orleans Street, 10-S, Chicago, IL 60654.

Item 2.        Identity and Background.

     (a) This statement is filed by:

          (i)     Davidson Kempner Partners, a New York limited partnership
                  ("DKP");

          (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

          (iii)   M.H. Davidson & Co., a New York limited partnership ("CO");

          (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

          (v) Davidson Kempner Distressed Opportunities Fund LP, a Delaware Limited Partnership ("DKDOF");

          (vi) Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands corporation ("DKDOI");

          (vii) Davidson Kempner Event Driven Equities Fund LP, a Delaware limited partnership ("EDEF");

          (viii) Davidson Kempner Event Driven Equities International Fund Ltd., a Cayman Islands corporation ("EDEI");

          (ix)    MHD Management Co., a New York limited partnership ("MHD");

          (x)     DK Group LLC, a Delaware limited liability company ("DKG");

                                                             Page 28 of 37 Pages

          (xi)    DK Management Partners LP, a Delaware limited partnership
                  ("DKMP");

          (xii) DK Stillwater GP LLC, a Delaware limited liability company ("DKS");

          (xiii)  Davidson Kempner Advisers Inc., a New York corporation
                  ("DKAI");

          (xiv) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company ("DKIA"); and

          (xv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals").

     Each of the entities and persons listed in subsections (i) through (xv) above are hereinafter sometimes collectively referred to as the "Reporting Persons."

     (b) The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, N.Y. 10022.

     (c) The Principals are the general partners of CO and MHD, the sole limited partners of DKMP, the sole managing members of DKIA and DKG, and the sole stockholders of DKAI, and their principal businesses are to invest for funds and accounts under their management. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are also the managing members of DKS. MHD is the general partner of DKP. DKG is the general partner of EDEF and DKDOF. DKMP is the investment manager of EDEI and DKDOI. DKS is the general partner of DKMP. DKAI is the general partner of DKIP and is registered as an investment adviser with the U.S. Securities and Exchange Commission (the "SEC"). DKIA is the investment manager of DKIL.

     (d) None of the Reporting Persons, nor, to the best of their knowledge, any of their directors, executive officers, general partners or managing members has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons, nor, to the best of their knowledge, any of their directors, executive officers, general partners or managing members has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to

                                                             Page 29 of 37 Pages

a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are citizens of the United States. Mr. Timothy I. Levart is a citizen of the United Kingdom and the United States.

Item 3.        Source and Amount of Funds or Other Consideration.

     Funds for the purchase of the Shares reported herein held by DKP, DKIP, CO, DKIL, DKDOF, DKDOI, EDEF and EDEI were derived from their respective general working capital. A total of approximately $26.2 million was paid to acquire such Shares.

Item 4.        Purpose of Transaction.

     The Reporting Persons have held the Shares subject to this Schedule 13D for investment purposes in the ordinary course of business. Over time, the Reporting Persons have become concerned about the Issuer's performance and the many challenges facing the Issuer. As a result of this concern, the Reporting Persons have been analyzing the Issuer's operations, obligations and governance structure with a view to determining how best to maximize value for shareholders. In connection with this review, the Reporting Persons have had, and from time to time may continue to have, discussions with third parties and other shareholders and management regarding the Issuer, its prospects and potential means for enhancing shareholder value. In these discussions, the Reporting Persons may suggest or take a position with respect to future plans for the Issuer, including, without limitation, potential changes in the business, strategy, operations, board composition, management or capital structure of the Issuer as a means of enhancing shareholder value. Such suggestions or positions may relate to one or more of the transactions specified in subparagraphs (a)-(j) of the instructions to Item 4 of Schedule 13D of the Exchange Act.

     Each of the Reporting Persons may at any time and from time to time, and for any reason, take such actions with respect to their investment in the Issuer as they deem appropriate including, without limitation, purchasing additional Shares or selling some or all of their Shares, engaging in short selling of or any hedging or similar transactions with respect to the Shares, and/or otherwise changing their intention with respect to any and all matters set forth in subparagraphs (a)-(j) of the instructions to Item 4 of Schedule 13D. Except as set forth herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs
(a)-(j) of the instructions to Item 4 of Schedule 13D. Each of the Reporting Persons may, at any time, review or reconsider its position with respect to the Issuer and formulate plans or proposals with respect to any of such matters.

                                                             Page 30 of 37 Pages

Item 5.        Interest in Securities of the Issuer.

     (a) As of the close of business on September 3, 2008, the Reporting Persons beneficially owned an aggregate of 4,858,073 Shares, constituting approximately 5.9% of the Shares outstanding. The percentages used herein are based upon 82,209,875 Shares reported to be outstanding as of July 31, 2008 by the Issuer in its Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the SEC on August 8, 2008.

     (b) DKAI is the general partner of DKIP and consequently has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 1,259,909 Shares held by DKIP. DKIA provides managerial services to DKIL, and consequently has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 2,240,925 Shares held by DKIL. MHD, as the general partner of DKP, has voting power and dispositive power with respect to all 581,752 Shares held by DKP. DKG is the general partner of EDEF and DKDOF and consequently has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 230,629 Shares held by EDEF and the 94,990 Shares held by DKDOF. DKMP is the investment manager of EDEI and DKDOI, and DKS is the general partner of DKMP, and consequently each of DKMP and DKS has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 95,118 Shares held by EDEI and the 250,738 Shares held by DKDOI. The Principals are also deemed to have shared voting power and shared dispositive power with respect to all Shares as to which DKAI, DKIA, MHD, CO, DKG and DKMP have voting power or dispositive power. Accordingly, the Reporting Persons are deemed to have shared voting and dispositive power with respect to an aggregate of 4,858,073 Shares.

     (c) There have been no transactions in the Shares effected during the past 60 days by any person named in Item 2 hereof.

     (d) No person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares subject to this Schedule 13D.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons have entered into an agreement with respect to the joint filing of this statement on Schedule 13D, and any amendment or amendments hereto.

     Certain of the Reporting Persons hold secured notes (the "Notes") issued by Hollinger Inc. pursuant to indentures dated March 10, 2003 and September 30, 2004 (the "Indentures"), which Notes are secured by, among other things, approximately 16.5 million Shares held by Hollinger Inc. (the "Collateral Shares"). Pursuant to a settlement agreement entered into by Hollinger Inc., the Issuer and such Reporting Persons, all

                                                             Page 31 of 37 Pages

voting and other rights relating to the Collateral Shares, including the right in certain circumstances to dispose of such Collateral Shares, shall be exercised by the trustees under the Indentures for the benefit of and at the direction of the noteholders in the manner contemplated by the Indentures, in each case to the extent that such Collateral Shares represent no more 19.999% of the then outstanding Shares. As of the date hereof, the Reporting Persons that are noteholders hold, in the aggregate, approximately 42% of the Notes issued under the March 10, 2003 Indenture and approximately 73% of the Notes issued under the September 30, 2004 Indenture, comprising less than 50% of the aggregate outstanding principal amount of the Notes. None of the Reporting Persons have the right or the ability to control the vote or disposition of the Collateral Shares and the Reporting Persons expressly disclaim beneficial ownership of the Collateral Shares.

     Except as set forth herein, there are no contracts, arrangements, understandings or relationships among the Reporting Persons or between such persons and any other person with respect to any securities of the Issuer.

                                                             Page 32 of 37 Pages

Item 7.        Material to be filed as Exhibits.

1. Exhibit 99.1 - Joint Filing Agreement, dated September 10, 2008, by and among the Reporting Persons.

                                                             Page 33 of 37 Pages


                                   SIGNATURES


     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: September 10, 2008


                                             DAVIDSON KEMPNER PARTNERS

                                             By: MHD Management Co.,
                                             its General Partner

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Managing Partner


                                             DAVIDSON KEMPNER
                                             INSTITUTIONAL PARTNERS, L.P.

                                             By: Davidson Kempner Advisers Inc.,
                                             its General Partner

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  President


                                             M.H. DAVIDSON & CO.

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Managing Partner

                                                             Page 34 of 37 Pages

                                             DAVIDSON KEMPNER
                                             INTERNATIONAL, LTD.

                                             By: Davidson Kempner International
                                             Advisors, L.L.C.,
                                             its Investment Manager

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member


                                             MHD MANAGEMENT CO.

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Managing Partner


                                             DAVIDSON KEMPNER ADVISERS INC.

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  President


                                             DAVIDSON KEMPNER
                                             INTERNATIONAL ADVISORS, L.L.C.

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member

                                                             Page 35 of 37 Pages


                                             DAVIDSON KEMPNER DISTRESSED
                                             OPPORTUNITIES FUND LP

                                             By: DK Group LLC,
                                             its General Partner

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member


                                             DAVIDSON KEMPNER DISTRESSED
                                             OPPORTUNITIES INTERNATIONAL
                                             LTD.

                                             By: DK Management Partners LP,
                                             its Investment Manager

                                             By: DK Stillwater GP LLC,
                                             its General Partner

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member


                                             DAVIDSON KEMPNER EVENT
                                             DRIVEN EQUITIES FUND LP

                                             By: DK Group LLC,
                                             its General Partner

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member

                                                             Page 36 of 37 Pages


                                             DAVIDSON KEMPNER EVENT
                                             DRIVEN EQUITIES
                                             INTERNATIONAL LTD.

                                             By: DK Management Partners LP,
                                             its Investment Manager

                                             By: DK Stillwater GP LLC,
                                             its General Partner

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member


                                             DK GROUP LLC

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member


                                             DK MANAGEMENT PARTNERS LP

                                             By: DK Stillwater GP LLC,
                                             its General Partner

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member


                                             DK STILLWATER GP LLC

                                             By:  /s/ Thomas L. Kempner, Jr.
                                                  ------------------------------
                                             Name:   Thomas L. Kempner, Jr.
                                             Title:  Executive Managing Member


                                             /s/ Thomas L. Kempner, Jr.
                                             -----------------------------------
                                             Thomas L. Kempner, Jr.


                                             /s/ Marvin H. Davidson
                                             -----------------------------------
                                             Marvin H. Davidson

                                                             Page 37 of 37 Pages


                                             /s/ Stephen M. Dowicz
                                             -----------------------------------
                                             Stephen M. Dowicz


                                             /s/ Scott E. Davidson
                                             -----------------------------------
                                             Scott E. Davidson


                                             /s/ Michael J. Lefell
                                             -----------------------------------
                                             Michael J. Leffell


                                             /s/ Timothy I. Levart
                                             -----------------------------------
                                             Timothy I. Levart


                                             /s/ Robert J. Brivio, Jr.
                                             -----------------------------------
                                             Robert J. Brivio, Jr.


                                             /s/ Eric P. Epstein
                                             -----------------------------------
                                             Eric P. Epstein


                                             /s/ Anthony A. Yoseloff
                                             -----------------------------------
                                             Anthony A. Yoseloff


                                             /s/ Avram Z. Friedman
                                             -----------------------------------
                                             Avram Z. Friedman


                                             /s/ Conor Bastable
                                             -----------------------------------
                                             Conor Bastable